Exhibit 10.7

J. C. PENNEY CORPORATION, INC.

CHANGE IN CONTROL PLAN

Effective December 31, 2007

J. C. PENNEY CORPORATION, INC.
CHANGE IN CONTROL PLAN

i

J. C. PENNEY CORPORATION, INC.
CHANGE IN CONTROL PLAN

ARTICLE ONE

INTRODUCTION

1.01	Purpose Of Plan

 The J. C. Penney Corporation, Inc. Change in Control Plan (the "Plan") consists primarily of (i) severance benefits, (ii) additional cash benefits after termination of employment to be paid outside of the Corporation’s non-qualified retirement plans and (iii) a cash amount payable at Employment Termination equal to the Corporation’s cost of health and welfare benefits the associate participated in immediately prior to the Change in Control. The purpose and intent of the Plan is to attract and retain key associates and to improve associate productivity by reducing distractions resulting from a potential Change in Control situation, all of which are in the best interest of the Corporation, and J.C. Penney Company, Inc. and its stockholders.

Capitalized terms used throughout the Plan have the meanings set forth in Article Two except as otherwise defined in the Plan, or the context clearly requires otherwise.

1.02	Plan Status

The Plan is intended to be a plan providing Severance Pay and certain other benefits following a Change in Control. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives, subject only to the administration and enforcement provisions of ERISA. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.

1.03	Entire Plan

This document, including any Appendix hereto, and any documents incorporated by reference set forth the provisions of the Plan effective as of the Effective Date, except as otherwise provided herein.

1.04	Administration

The Human Resources and Compensation Committee of the Board (“Committee”) shall administer the Plan, provided, however, that none of the members of the Committee will be a Participant. The powers and duties of the Committee in administering the Plan are set forth in Article Six.

ARTICLE TWO

DEFINITIONS

2.01	For purposes of this Plan the following terms shall have the following meanings:

Accounting Firm means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, (with experience in performing the calculations regarding the applicability of Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by a Participant in his/her sole discretion.

Board means the Board of Directors of J.C. Penney Company, Inc.

Change in Control means the occurrence of any of the following events:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company or Corporation; provided, however, that:

(1)
for purposes of this Section (i)(1), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company or Corporation directly from the Company or Corporation that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company or Corporation by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company or Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company or Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section (iii) below;

(2)
if any Person becomes the beneficial owner of 20% or more of combined voting power of the then-outstanding Voting Stock of the Company or Corporation as a result of a transaction described in clause (A) of Section (i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or Corporation representing 1% or more of the then-outstanding Voting Stock of the Company or Corporation, other than in an acquisition directly from the Company or Corporation that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company or Corporation in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(3)
a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of 20% or more of the Voting Stock of the Company or Corporation as a result of a reduction in the number of shares of Voting Stock of the Company or Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or Corporation representing 1% or more of the then-outstanding Voting Stock of the Company or Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Company or Corporation in which all holders of Voting Stock are treated equally; and

(4)
if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 20% or more of the Voting Stock of the Company or Corporation inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 20% of the Voting Stock of the Company or Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the board of the Company or of the Corporation ceases to be comprised of Incumbent Directors; or

(iii)
the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the Corporation, or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company, Corporation or all or substantially all of the Company’s or Corporation’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)
approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section (iii).

Code shall mean the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

Company shall mean J. C. Penney Company, Inc., a Delaware corporation, or any successor company.

Compensation shall mean the annual base salary rate of a Participant, plus the Participant’s target annual incentive compensation (at $1.00 per unit), under the Corporation's Management Incentive Compensation Plan (or any successor plans thereto) for the fiscal year, all at the greater of the amount in effect on the date of the Change in Control or as of his/her Employment Termination date. As applied to a Participant employed by an affiliate or Subsidiary of the Corporation, Compensation shall include the same elements of pay to the extent the affiliate or Subsidiary maintains similar or comparable pay arrangements.

Corporation shall mean J. C. Penney Corporation, Inc., a Delaware corporation, or any successor company.

Effective Date shall mean December 31, 2007 at 11:59 P.M.

Employment Termination shall be deemed to have occurred when a Participant has a Separation from Service within two years after a Change in Control (or prior to a Change in Control if the Participant has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control) because of either a Separation from Service for Good Reason or an Involuntary Separation from Service other than as a result of a Summary Dismissal. An Employment Termination shall not include a termination by reason of the Participant’s death, disability, voluntary quit other than a Separation from Service for Good Reason, or Normal Retirement.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

Excise Tax shall mean, collectively, (i) the tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

Good Reason within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(n)(2)(i) or any successor thereto, shall mean a condition resulting from any of the actions listed below taken by a Service Recipient, without the consent of the Participant, directed at a Participant:

(a)    a material decrease in salary or incentive compensation opportunity (the amount paid at target as a percentage of salary under the Corporation’s Management Incentive Compensation Program) as in effect immediately prior to the Change in Control, or

(b)    failure by the Service Recipient to pay the Participant a material portion of his/her current base salary, or incentive compensation within seven days of its due date, or

(c)     a material adverse change in reporting responsibilities, duties, or authority as compared with pre-Change in Control responsibilities, duties, or authority, or

(d)    a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board of the Corporation, or

(e)    a material diminution in the budget over which the Participant retains authority as compared to the pre-Change in Control budget, or

(f)     the Service Recipient requires the Participant to have the Participant’s principal location of work changed to a location more than 50 miles from the location thereof immediately prior to the Change in Control, or

(g)     discontinuance of any material paid time off policy, fringe benefit, welfare benefit, incentive compensation, equity compensation, or retirement plan (without substantially equivalent compensating remuneration or a plan or policy providing substantially similar benefits) in which the Participant participates or any action that materially reduces such Participant’s benefits or payments under such plans, as in effect immediately before the Change in Control.

Provided, however, that the Participant must provide notice to the Corporation of the existence of the condition described above within 90 days of the initial existence of the condition, upon the notice of which the Corporation will have 30 days during which it or a Service Recipient may remedy the condition and not be required to pay any amount owed under this Plan. Any Separation from Service as a result of a Good Reason condition must occur within two years of the initial existence of the condition in order for benefits to be due under this Plan. A Separation from Service for Good Reason will be treated as an Involuntary Separation from Service for purposes of this Plan.

Gross-Up Payment within the meaning of Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(v) or any successor thereto, means a payment to reimburse the Participant in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon the Participant as a result of compensation paid or made available to the Participant by the Service Recipient, including the amount of additional taxes imposed upon the Participant due to the Service Recipient's payment of the initial taxes on such compensation.

Incumbent Directors means the individuals who, as of the Effective Date hereof, are Directors of the Company or the Corporation, as the context requires, and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s or Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Involuntary Separation from Service shall mean Separation from Service due to the independent exercise of the unilateral authority of the Service Recipient to terminate the Participant's services, other than due to the Participant’s implicit or explicit request, where the Participant was willing and able to continue performing services, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

Normal Retirement shall mean retirement at or after a Participant’s normal retirement date as determined in accordance with the J. C. Penney Corporation, Inc. Pension Plan as in effect immediately prior to a Change in Control.

Participant shall mean each person appointed by the Board to the Executive Board allowing them to participate in the Plan as provided in Article Three and who continues to be an Executive Board member immediately prior to a Change in Control.

Participating Employer shall mean the Corporation and any
Subsidiary or affiliate of the Corporation which is designated as a Participating Employer under the Plan by the Board, excluding, however, any division of the Corporation or of a Subsidiary or affiliate that is designated by the Board as ineligible to participate in the Plan. Appendix I contains a list of the Participating Employers currently participating in the Plan that have adopted the Plan pursuant to Article Six.

Separation from Service within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h) or any successor thereto, shall mean the date a Participant retires, dies or otherwise has a termination of employment with the Service Recipient. In accordance with Treasury Regulation section 1.409A-1(h) or any successor thereto, if a Participant is on a period of leave that exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period, and also, a Participant is presumed to have a Separation from Service where the level of bona fide services performed

(whether as an employee or an independent contractor) decreases to a level equal to 20 percent or less of the average level of services performed (whether as an employee or an independent contractor) by the Participant during the immediately preceding 36-month period (or the full period of service to the Service Recipient if the employee has been providing services for less than the 36-month period).

Service Recipient shall mean the Corporation or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom the Corporation would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom the Corporation would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h)(3) or any successor thereto.

Severance Pay shall mean the cash severance payments payable to a Participant pursuant to Section 4.01 of the Plan.

Severance Benefits shall mean Severance Pay and the other benefits described in Article Four of the Plan payable to a Participant.

Subsidiary shall mean any entity in which the Company, directly or indirectly, beneficially owns 50% or more of the Voting Stock.

Summary Dismissal shall mean a termination due to:

(a) any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);

(b) any intentional act of fraud or embezzlement from the Corporation or Company;

(c) a conviction of or entering into a plea of nolo contendere to a felony that occurs during or in the course of the Participant’s employment with the Corporation;

(d) any breach of a written covenant or agreement with the Corporation, which is material and which is not cured within 30 days after written notice thereof from the Corporation; and

(e) willful and continued failure of the Participant to substantially perform his/her duties for the Corporation (other than as a result of incapacity due to physical or mental illness) or to materially comply with Corporation or

Company policy after written notice, in either case, from the Corporation and a 30-day opportunity to cure.

For purposes hereof, an act, or failure to act, shall not be deemed to be “willful” or “intentional” unless it is done, or omitted to be done, by the Participant in bad faith or without a reasonable belief that the action or omission was in the best interests of the Corporation.

Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

3.01        Eligibility on the Effective Date

Each person who has been appointed to the Executive Board of the Corporation (“Executive Board”) by the Board as of the Effective Date will be a Participant in the Plan.

3.02        Future Eligibility

Each person who is appointed to the Executive Board by the Board after the Effective Date and prior to the occurrence of a Change in Control will be a Participant in the Plan.

ARTICLE FOUR

BENEFITS

4.01      Severance Pay

Upon an Employment Termination, a Participant shall become entitled to Severance Pay in accordance with the following schedule.

Title	Severance Pay Period
Chief Executive Officer and direct reports	3 years
Other Executive Vice Presidents	2.5 years
Senior Vice Presidents	2 years

Severance Pay will be computed by multiplying the Participant’s Compensation times the number of years (including any fraction of a year) in the Participant’s Severance Pay Period, plus a cash amount equal to the aggregate Corporation’s premium cost for active associate medical, dental and life insurance coverage, if any, provided to the Participant on the date of the Change in Control, or if higher, the amount in effect at Employment Termination, times the number of years (including any fraction of a year) in the Severance Pay Period. Such lump sum Corporation contribution toward medical, dental and life insurance coverage for the Severance Pay Period will be grossed-up for federal income taxes using the applicable federal income tax rate that applied to the Participant for his/her prior year’s Compensation. To the extent applicable, Severance Pay will be reduced as provided in Section 4.09(g) hereof.

Severance Pay shall be paid in a lump sum within 30 days after Employment Termination.

In the event a Participant is entitled to any cash severance payments that are payable in the event of termination of employment pursuant to a written contract ("contract payments") between the Participant and the Corporation or an affiliate or Subsidiary, Severance Pay otherwise payable to the Participant under this Section 4.01 shall be reduced by the amount of such contract payments. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to this Section 4.01, the Participant shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or an affiliate or Subsidiary, unless otherwise specifically provided therein in a specific reference to this Plan.

4.02           Prorated Incentive Compensation

A Participant who is covered under the Corporation’s Management Incentive Compensation Program (or any successor plan thereto) and who becomes entitled to Severance Pay under this Plan shall be paid a lump sum equal to the Participant’s pro-rated target annual incentive compensation (at $1.00 per unit), under the Corporation's Management Incentive Compensation Program for the fiscal year; provided, however, if the Employment Termination occurs on the last day of the Corporation’s fiscal year the Participant shall be paid the higher of (a) target annual incentive compensation (at $1.00 per unit) or (b) the actual annual incentive compensation earned under the Corporation’s Management Incentive Compensation Program. Notwithstanding the foregoing, if the Participant has elected to defer under the Corporation’s Mirror Savings Plan (or any successor plan thereto) a portion of the annual incentive to be paid under the Corporation’s Management Incentive Compensation Program for the fiscal year, then that portion of the prorated incentive compensation will be deferred and paid in accordance with the terms of the Corporation’s Mirror Savings Plan, and the remaining portion of the prorated incentive compensation will be paid in a lump sum under this Section. To the extent applicable, prorated incentive compensation will be reduced as provided in Section 4.09(g) hereof. Such lump sum to be paid with the Severance Pay payable under Section 4.01.

4.03           Retiree Medical, Dental, Gold Card, and Long Term Care Eligibility

For the purpose of determining eligibility for retiree coverage under the J. C. Penney Corporation, Inc. Health and Welfare Benefits Plan (“H&W Plan”), a Participant who is covered under the H&W Plan and who becomes entitled to Severance Pay under this Plan shall be provided with up to 12 months of additional age and service credit under the H&W Plan to reach a critical age, date or points for retiree eligibility purposes the same as any other involuntary termination resulting from a reduction in force would receive under the terms of the H&W Plan. This provision shall apply to retiree eligibility for medical, dental, long term care insurance and the associate discount benefits provided under the H&W Plan. Any insurance benefits shall be paid solely from the insurance policy or policies provided under said plan.

4.04	Associate-Paid Retiree Term Life Insurance Eligibility

Notwithstanding any provision of the J. C. Penney Corporation, Inc. Voluntary Employees’ Beneficiary Association (“VEBA”) Life and Disability Benefit Plan to the contrary, if a Participant becomes entitled to Severance Pay under this Plan, he/she shall be provided with up to 12 months of additional age and service credit under the terms of the life insurance portion of the VEBA Life and Disability Benefit Plan to reach a critical age, date or points for retiree eligibility purposes the same as any other involuntary termination resulting from a reduction in force would receive under the terms of such plan. Retiree life insurance benefits shall be paid solely from the insurance policy or policies provided under said plan.

4.05           Non-Qualified Retirement Plans

If a Participant becomes entitled to Severance Pay under this Plan he/she will receive an immediate lump sum payment within 30 days after Employment Termination, of any incremental benefit provided outside the terms of the applicable retirement plan calculated as follows, subject to any reduction provided for under Section 4.09(g) hereof, if he/she,

(a)
is a participant in the Corporation’s Supplemental Retirement Plan for Management Profit-Sharing Associates (“SRP”), or was a participant immediately prior to such plan’s termination following a change in control as defined in Section 4.09(h) of this Plan, he/she will receive an incremental benefit equal to the number of years in the Participant’s Severance Pay Period as years of additional age and additional service credit from either the date of such plan’s termination or the date of Employment Termination, as applicable, to make him/her eligible for a benefit, and if eligible, to provide him/her with the highest benefit available as though the entire amount of his/her incremental benefit were provided under such plan (including any offsets under such plan or offsets calculated under (b) or (c) of this Section 4.05) and using the higher of his/her Compensation or actual Average Final Compensation under the SRP, as his/her Average Final Compensation for purposes of such calculation and then offsetting the amount actually paid under the SRP as a result of vesting under such plan; and/or

(b)
is a participant in the Corporation’s Benefit Restoration Plan (“BRP”), or was a participant immediately prior to such plan’s termination following a change in control as defined in Section 4.09(h) of this Plan, he/she will receive an incremental benefit equal to the number of years in the Participant’s Severance Pay Period as years of additional age and additional service credit from either the date of such plan’s termination or the date of Employment Termination, as applicable, to make him/her eligible for a benefit, and if eligible, to provide him/her with the highest benefit available as though the entire amount of his/her incremental benefit were provided under such plan and using the higher of his/her Compensation or actual Average Final Pay under the BRP, as his/her Average Final Pay for purposes of such calculation and then offsetting the amount actually paid under the BRP as a result of vesting under such plan; and/or is a participant in the Corporation’s Mirror Savings Plan, or was a participant immediately prior to such plan’s termination following a change in control as defined in Section 4.09(h) of this Plan, he/she will receive an incremental benefit equal to the Corporation’s match under such plan for each year in the Participant’s Severance Pay Period, and assuming the same Corporation contribution rate as in effect at the time of the Change in Control to provide him/her with the highest benefit available using his Compensation for each year of the Severance Pay Period and using his/her election in effect immediately prior to such plan’s termination date or his/her Employment Termination, as applicable, to determine his/her contribution and the Corporation’s matching contribution as though the entire amount of his/her incremental matching contribution benefit were provided under such plan and then offsetting the amount of match actually paid under the Corporation’s Mirror Savings Plan as a result of the vesting of matching contributions under such plan;

provided, however, that if and to the extent a Participant is otherwise entitled to receive any additional age and/or service credit under any such plan as a result of Employment Termination, the additional age and/or service credit otherwise provided under this Section 4.05 shall not be counted twice for purposes of determining eligibility.

4.06           Legal Fees

All expenses of a Participant incurred in enforcing his/her rights and/or to recover his/her benefits under this Article Four, including but not limited to, attorney's fees, court costs, arbitration costs, and other expenses shall be paid by the Corporation, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto and shall meet the requirements below. The Corporation shall reimburse the Participant for any such fees, costs or expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of fees, costs or expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the fee, cost or expense was incurred. To be eligible for reimbursement, all fees, costs or expenses must be incurred within a 20 year period following the latest of a change in control (as defined in Section 4.09(h)), a Change in Control, or Employment Termination. The amount of fees, costs or expenses paid or eligible for reimbursement in one year under this Section 4.06 shall not affect the fees, costs or expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 4.06 is not subject to liquidation or exchange for another benefit.

4.07          Outplacement Services/Financial Counseling

Following an Employment Termination, a Participant will be paid a lump sum payment in cash of $25,000 to allow the Participant to pay for outplacement and financial counseling services. To the extent applicable, the benefit will be reduced as provided in Section 4.09(g) hereof. Such lump sum will be paid with the Severance Pay payable under Section 4.01.

4.08          Special Bonus Hours

In the event of an Employment Termination, a Participant will be paid for Special Bonus Hours, if he/she is also a participant in the Paid Time Off Policy (“PTO Policy”) the same as any other involuntary termination resulting from a reduction in force would receive under the terms of the PTO Policy. Such payment will be determined in accordance with the provisions of the PTO Policy and paid within 30 days after the Participant’s Employment Termination date.

4.09          Gross-Up Payments To Make Participants Whole if Excise Tax Applies

Anything in the Plan to the contrary notwithstanding, but subject to paragraph (g) below, if it shall be determined (as hereafter provided) that any payment or distribution by the Corporation or an affiliate or Subsidiary to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the Excise Tax, then the Participant shall be entitled to receive a Gross-Up Payment in an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes other than interest and penalties imposed by reason of the Employee’s failure to timely file a tax return or pay taxes shown due on his/her return), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. No Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (a) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the commencement of a Participant’s eligibility under the Plan (unless a comparable Gross-Up Payment has theretofore been made available with respect to such option), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a) above. Notwithstanding any other provision of this Section 4.09, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of any Gross-Up Payment, and by receiving Severance Pay or Severance Benefits under this Plan, the Participant hereby consents to such withholding.

(a) Subject to the provisions of paragraph (e) hereof, all determinations required to be made under Section 4.09 of the Plan, including whether an Excise Tax is payable by the Participant and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Corporation to the Participant and the amount of such Gross-Up Payment, shall be made by the Accounting Firm. The Accounting Firm shall make an initial determination at the time of a change in control (as defined in Section 4.09(h)) of any Gross-Up Payment required to be paid taking into account current payments and estimated future payments that might affect the amount of the Gross-Up Payment. In addition, the Participant shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and the Participant within 15 calendar days after the date of the Participant’s Employment Termination, if applicable, and any other such time or times as may be requested by the Corporation or the Participant; notwithstanding the foregoing, the first two Gross-Up Payments, if otherwise required, shall be made at a time and manner specified in Section 4.09(i) hereof in relation to a change in control (as defined in Section 4.09(h) hereof) and the Employment Termination of the Participant, if applicable. If the Accounting Firm determines that any Excise Tax is payable by the Participant, the Corporation shall pay the required Gross-Up Payment to the Participant within five business days after the receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Participant with an opinion that he/she has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. As a result of the uncertainty in the application of Section 4999 and other applicable provisions of the Code (or any successor provisions thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that shall not have been made by the Corporation should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts or fails to pursue its remedies pursuant to paragraph (e) hereof and the Participant thereafter is required to make a payment of any Excise Tax, the Participant shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Corporation and the Participant as promptly as possible. Any such Underpayment shall be promptly paid by the Corporation to, or for the benefit of, the Participant within five business days after receipt of such determination and calculations, provided, however, any Underpayment will be paid or reimbursed only in the time and manner specified in Section 4.09(i) hereof.

(b) The Corporation and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by paragraph (a) hereof. Any reasonable determination by the Accounting Firm as the amount of the Gross-Up Payment (and supported by the calculations done by the Accounting Firm) shall be binding upon the Corporation and the Participant.

(c) The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Participant. The Participant shall make proper payment of the amount of any Excise Tax, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of his/her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment. If prior to the filing of Participant’s Federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Participant shall within five business days pay to the Corporation the amount of such reduction.

(d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraphs (a) and (c) hereof shall be borne by the Corporation. If such fees and expenses are initially paid by the Participant, the Corporation shall reimburse the Participant the full amount of such fees and expenses within five business days after receipt from the Participant of a statement therefore and reasonable evidence of his/her payment thereof. Any reimbursement or payment of such fees and expenses will be made by the Corporation in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto and shall meet the requirements below. The Corporation shall reimburse the Participant for any such fees and expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of fees and expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the fee or expense was incurred. To be eligible, all fees and expenses must be incurred within a 20 year period following the latest of a change in control (as defined n Section 4.09(h), a Change in Control, or Employment Termination. The amount of fees and expenses paid or eligible for reimbursement in one year under this Section 4.09(d) shall not affect the fees and expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 4.09(d) is not subject to liquidation or exchange for another benefit.

(e) The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Participant actually receives notice of such claim and the Participant shall further apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Participant). The Participant shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Corporation and (ii) the date that any payment of amount with respect to such claim is due. If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(1) provide the Corporation with any written records or documents in his/her possession relating to such claim reasonably requested by the Corporation;

(2) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect to the subject matter and reasonably selected by the Corporation;

(3) cooperate with the Corporation in good faith in order effectively to contest such claim; and

(4) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall reimburse and hold harmless the Participant, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses, all such taxes, costs and expenses will be reimbursed as specified in Section 4.09(i). Without limiting the foregoing provisions of this paragraph (e), the Corporation shall control all proceedings taken in connection with the contest of any claim contemplated by this paragraph (e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Participant may participate therein at his/her own cost and expense) and may, at its option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Participant to pay the tax claimed and sue for a refund, the Corporation shall pay to the Participant the amount of such tax (including interest and penalties) and shall reimburse and hold the Participant harmless, on an after-tax basis, from any Excise Tax or directly related income tax or other tax, including interest or penalties imposed with respect to such payment, all such taxes, costs and expenses will be reimbursed as specified in Section 4.09(i); and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) If the Participant receives any refund with respect to such contested claim filed at the Corporation’s request under paragraph (e), the Participant shall (subject to the Corporation’s complying with the requirements of paragraph (e) hereof) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Participant in writing of its intent to contest such denial prior to the expiration of 30 calendar days after such determination, then the amount paid to the Participant by the Corporation as provided in paragraph (e) shall be in full satisfaction of the Corporation’s Gross-Up Payment obligation.

(g) Notwithstanding any provision of this Plan to the contrary, but giving effect to any redetermination of the amount of Gross-Up Payments otherwise required by this Section 4.09, if (1) but for this sentence, the Corporation would be obligated to make a Gross-Up Payment to the Participant and (2) the aggregate “present value” of the “parachute payments” to be paid or provided to the Participant under this Plan or otherwise does not exceed 1.10 multiplied by 2.99 times the Participant’s “base amount,” then the payments and benefits to be paid or provided under this Plan will be reduced (or repaid to the Corporation, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Participant, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this paragraph (g), the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Plan is required pursuant to this paragraph (g) will be made at the expense of the Corporation, if requested by the Participant or the Corporation, by the Accounting Firm. Appropriate adjustments will be made to amounts previously paid to the Participant, or to amounts not paid pursuant to this paragraph (g), as the case may be, to reflect properly a subsequent determination that the Participant owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit is required to be reduced or repaid pursuant to this paragraph (g), reductions will be made, to the extent necessary, to any payments otherwise owed to the Participant under Sections 4.01, 4.02 (excluding any amount elected to be deferred under the Corporation’s Mirror Savings Plan), 4.05 and 4.07 of the Plan (to the extent not previously paid). In the event that additional amounts are owed to the Corporation after the imposition of any such reductions, the Participant shall be required to repay to the Corporation the additional amount owed within 30 days of the determination being made by the Accounting Firm.

(h) Change in Control as used in Sections 4.09(a) and (d) shall mean a Change in Control within the meaning of Code section 409A and Treasury Regulation section 1.409A-3(i)(5), or its successor, including a change in the ownership of the corporation, a change in the effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation as such events are defined in Treasury Regulation sections 1.409A-3(i)(5)(v), (vi), and (vii). For this purpose, “corporation” has the meaning given in Treasury Regulation section 1.409A-3(i)(5)(ii), or its successor.

(i) To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(v) or any successor thereto, all Gross-Up Payments or Excise Tax reimbursements made under this Section 4.09 shall be paid to or on behalf of the Participant by the end of the Participant’s taxable year following the Participant’s taxable year in which the Excise Tax or directly related income tax or other tax, including interest or penalties, was paid to the taxing authority. In addition, a right to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local or foreign, will be reimbursed or the payment made by the end of the Participant’s taxable year following the Participant’s taxable year in which the taxes that are subject to the audit or litigation are remitted to the taxing authority or where as a result of such audit or litigation no taxes are remitted, the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

 ARTICLE FIVE

AMENDMENT AND TERMINATION

5.01          Amendment

The Plan may be amended by the Board at any time; provided, however, that

(a)  any amendment which would have an adverse effect on any Participant’s Plan benefits and/or rights, except as may be otherwise required to comply with changes in applicable laws or regulations, including, but not limited to, Code Section 409A, or

(b)  any amendment within one year before or two years after a Change in Control,

cannot be applied to any Participant who would be adversely affected by such amendment without such Participant’s consent. After a Change in Control, any amendment shall also require the consent of the Committee.

5.02          Termination

The Plan shall continue indefinitely after the Effective Date, unless the Board shall decide to terminate the Plan by duly adopting resolutions terminating the Plan; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Plan shall continue subject to Section 5.01, until such time as the Corporation and each affiliate or Subsidiary (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants.

ARTICLE SIX

MISCELLANEOUS

6.01           Participant Rights

The Corporation and each affiliate or Subsidiary intend this Plan to constitute a legally enforceable obligation between (a) the Corporation or an affiliate or Subsidiary (as appropriate) and (b) each Participant.

It is also intended that the Plan shall confer vested and non-forfeitable rights for each Participant to receive benefits to which the Participant is entitled under the terms of the Plan with Participants being third party beneficiaries.

Except as provided in the definitions of Summary Dismissal or Good Reason, nothing in this Plan shall be construed to confer on any Participant any right to continue in the employ of the Corporation or an affiliate or Subsidiary or to affect in any way the right of the Corporation or an affiliate or Subsidiary to terminate a Participant’s employment without prior notice at any time for any reason or no reason.

6.02          Authority of Committee

The Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to: (i) resolve all questions relating to the eligibility of Executive Board members to become or continue as Participants, (ii) determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid, to either comply with or be exempt from Code Section 409A, as the case may be, (iii) engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan, (iv) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document and that are intended to make any benefits provided under the Plan either comply with or be exempt from Code Section 409A, as the case may be, (v) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan, and (vi) resolve all questions of fact relating to any matter for which it has administrative responsibility. The Committee shall perform all of the duties and may exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of the Plan, and shall do so in a uniform, nondiscriminatory manner. Any failure by the Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. Any decision rendered by the Committee and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

6.03           Claims Procedure

A. Allocation of Claims Responsibility: With respect to any claim for benefits which are provided exclusively under this Plan, the claim shall be approved or denied by the Committee within 60 days following the receipt of the information necessary to process the claim. In the event the Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimants authorized representative, which notice will set forth in a manner calculated to be understood by the claimant, stating the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by 29 Code of Federal Regulations Section 2560.503-1 applicable to the Plan.

With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan maintained by the Corporation (i.e., life insurance, H&W Plan, PTO/MTO Policy, Pension, Savings, Mirror Savings, BRP, and SRP benefits), the Committee shall determine claims regarding the Participant's eligibility under the Plan in accordance with the preceding paragraph, but the administration of any other claim with respect to such benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.

B. Litigation or Appeal In the event the Committee denies a claim in whole or in part for benefits which are provided exclusively under the Plan, or denies a claim regarding the claimant’s eligibility under the Plan, Participants will then be allowed to file a lawsuit in Federal Court as provided under ERISA.

Appeals with respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan maintained by the Corporation (i.e., life insurance, H&W Plan, PTO/MTO Policy, Pension, Savings, Mirror Savings, BRP, and SRP benefits), shall be subject to the claims and appeals procedure specified in such other employee benefit plan.

6.04           Records and Reports

The Committee will maintain adequate records of all of their proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Committee will make available to each Participant upon his request such of the Plan's records as pertain to him for examination at reasonable times during normal business hours.

6.05          Reliance on Tables, Etc.

In administering the Plan, the Committee is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Committee. The Committee will be fully protected in respect of any action taken or suffered by the Committee in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Committee is also entitled to rely upon any data or information furnished by a Participating Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Committee may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.

6.06           Availability of Plan Information and Documents

Any Participant having a question concerning the administration of the Plan or the Participant's eligibility for participation in the Plan or for the payment of benefits under the Plan may contact the Committee and request a copy of the Plan document. Each Participating Employer will keep copies of this Plan document, exhibits and amendments hereto, and any related documents on file in its administrative offices, and such documents will be available for review by a Participant or a designated representative of the Participant at any reasonable time during regular business hours. Reasonable copying charges for such documents will be paid by the requesting party.

6.07	Expenses

All Plan administration expenses incurred by the Committee shall be paid by the Corporation and all other administration expenses incurred by the Corporation or an affiliate or Subsidiary shall be paid by the Corporation or an affiliate or Subsidiary (as appropriate).

6.08	Adoption Procedure for Participating Employer

Any Subsidiary or affiliate of the Corporation may become a Participating Employer under the Plan provided that (i) the Board approves the adoption of the Plan by the Subsidiary or affiliate and designates the Subsidiary or affiliate as a Participating Employer in the Plan and (ii) by appropriate resolutions of the board of directors or other governing body of the Subsidiary or affiliate, the Subsidiary or affiliate agrees to become a Participating Employer under the Plan and also agrees to be bound by any other terms and conditions which may be required by the Board or the Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan. A Participating Employer may withdraw from participation in the Plan, subject to approval by the Committee, by providing written notice to the Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Employer; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Committee shall have no authority to approve the withdrawal of any Participating Employer until such time as the Corporation and each affiliate or Subsidiary (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board may at any time remove a Participating Employer from participation in the Plan by providing written notice to the Participating Employer that it has approved removal; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Board shall have no authority to remove or approve the withdrawal of any Participating Employer until such time as the Corporation and each affiliate or Subsidiary (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board will act in accordance with this Article pursuant to unanimous written consent or by majority vote at a meeting.

6.09           Effect on Other Benefits

Except as otherwise provided herein, the Plan shall not affect any Participant’s rights or entitlement under any other retirement or employee benefit plan offered to him/her by the Corporation or an affiliate or Subsidiary (as appropriate) as of his/her Employment Termination.

6.10          Successors

The Plan shall be binding upon any successor in interest of the Corporation or an affiliate or Subsidiary (as appropriate) and shall inure to the benefit of, and be enforceable by, a Participant’s assigns or heirs.

6.11           Severability

The various provisions of the Plan are severable and any determination of invalidity or unenforceability of any one provision shall not have any effect on the remaining provisions.

6.12          Construction

In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Headings of sections and subsections of the Plan are for convenience only and are not intended to modify or affect the meaning of the substantive provisions of the Plan.

6.13           References to Other Plans and Programs

Each reference in the Plan to any plan, policy or program, the Plan or document of the Corporation or an affiliate or Subsidiary, shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

6.14	Notices

(a)
General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, (i) mailed notices shall be addressed to the Participant at the Participant’s home address which was most recently communicated to the Corporation in writing or (ii) in the case of a Participant who is an employee, distributed to the employee at his or her place of employment in compliance with 29 CFR Section 2520.104b-1(c). In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel at J.C. Penney Corporation, Inc., 6501 Legacy Drive, Plano, Texas 75024.

(b)
Notice of Termination. Any notice of Summary Dismissal by the Corporation or by the Participant for Good Reason shall be communicated by a notice of termination to the other party given in accordance with this Section 6.14. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and shall specify the Employment Termination date.

6.15    No Duty to Mitigate

The Participant shall not be required to mitigate the amount of any payment contemplated under this Plan, nor shall such payment be reduced by any earnings that the Participant may receive from any other source.

6.16    Employment Taxes

All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.

6.17    Governing Law

Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Except as otherwise required by ERISA, every right of action by an Associate with respect to the Plan shall be barred after the expiration of three years from the date of termination of employment or the date of receipt of the notice of denial of a claim for benefits or eligibility, if earlier. In the event ERISA's limitation on legal action does not apply, the laws of the State of Texas with respect to the limitations of legal actions shall apply and the cause of action must be brought no later than four years after the date the action accrues.

APPENDIX I

Participating Employers

J.C. Penney Corporation, Inc.

J.C. Penney Company, Inc.

JCP Publications Corp.

JCP Overseas Services, Inc.

J.C. Penney Puerto Rico, Inc.

JCP Logistics L. P.

JCP Media L.P.

JCP Procurement L.P.

J.C. Penney Private Brands, Inc.

JCP Construction Services, Inc.

The Original Arizona Jean Company